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                            WARNER OAKS/TERRA VISTA

                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT (the "Agreement") is made as of the 18th day of August, 1994, by and between Terra Vista Management, Inc., a California corporation, (the "Manager"), and De Anza Properties - XII, Ltd., a California limited partnership, (the "Owner"), in Los Angeles, California, with reference to the following facts:

         A. Owner has acquired certain improved real property located in Woodland Hills, California, which is commonly known as Warner Oaks Apartments (hereinafter referred to as the "Property").

         B. De Anza Assets, Inc., a California corporation, is the existing manager of the Property pursuant to a Management Agreement dated October 1, 1985, which was amended as of June 14, 1990, to reflect an amendment to Owner's partnership agreement. De Anza Assets, Inc. is wholly owned by De Anza Group, Inc., which is being sold. Accordingly, De Anza Assets has withdrawn as manager, which withdrawal has been accepted by Owner, and De Anza Assets has been replaced by Terra Vista Management, Inc. The parties desire to enter into this Management Agreement to reflect their obligations with respect to the ownership and operation of the Property.

         C. Owner desires that Manager maintain and operate the Property on its behalf, and Manager desires to undertake said functions.





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         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, the parties agree as follows:

                 1. Engagement. Owner hereby engages Manager as general manager of the Property to the extent and subject to the conditions set forth herein, and Manager hereby accepts such engagement.

                 2. Term and Termination. This Agreement shall continue from year to year; provided, however, that Owner or Manager may, without penalty or obligation to the other party to this Agreement, by providing sixty
(60) days' written notice to the other, terminate this Agreement with or without cause at any time. This Agreement may be immediately canceled in the event of the violation of any of the provisions hereof, or by Owner in the event a petition in bankruptcy is filed by or against Manager which is not dismissed within ninety (90) days following the date of such filing.

                 3. General Duties of Manager. Manager shall be directly responsible for the day-to-day management of the Property, subject to such general guidelines and instructions as the Owner may issue from time to time. Notwithstanding anything to the contrary contained herein, all final decisions respecting the management of the Property shall be made by Owner.

                 Manager shall at all times do and perform all things reasonably necessary to effectuate the purposes and intentions embodied in this Agreement so that the Property is operated at all times in a manner consistent with prudent business practice and in





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accordance with any and all leases, subleases and contracts to which the
Property is subject, and any and all other laws, statutes, ordinances and regulations of any governmental authority having jurisdiction over Owner, the Property or Manager.

                 4. Collection of Rent and Payment of Expenses. Manager shall collect on behalf of Owner all rents and all other charges of every kind or type whatsoever from all tenants or other occupants of the Property for services provided in connection with, or for the use of, the Property or any portion thereof, and shall deposit the same in depositories specifically approved by Owner. Out of the foregoing rents and other charges collected on behalf of Owner, Manager shall pay all expenses related to the operation and maintenance of the Property and each of its facilities as and when the same become due, all in accordance with specific instructions provided by Owner. There shall be included in the operating expenses of the Property borne by Owner the direct out-of-pocket expenses incurred by Manager or any of its affiliates (including payments to salaried employees and payments for services and supplies) in performing the bookkeeping, management, computer and public relations services for Owner necessary for operation of Owner and the Property which services, but for their performance by Manager or its affiliates, would be required to be performed for Owner by another person; provided, however, that such expenses to be borne by Owner shall not exceed the amount Owner would be required to pay nonaffiliated persons for comparable services which could reasonably be made available to Owner.





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                 Manager may, with Owner's prior approval, and, when so
requested by Owner, shall, at Owner's expense, institute legal actions or proceedings to collect charges, rent or other income or compensation due to Owner with respect to the Property, or to oust persons unlawfully in possession of any portion of the same. All such actions or proceedings and any related counterclaim, crossclaims or other proceedings shall be at Owner's expense and may be brought in the name of Owner or Manager.

                 5. Employees. Manager shall have the exclusive right to discharge, supervise and fix the pay of such personnel as are necessary for the efficient maintenance and operation of the Property. However, such personnel shall be employed and paid by and shall be bonded to the satisfaction of Owner.

                 6. Repair and Maintenance of Property. Manager, at Owner's expense, shall make or attend to the making of ordinary and emergency repairs, maintenance, decorations and alterations at the Property.

                 7. Taxes and Insurance. Owner shall pay all taxes, personal and real, and assessments that are attributable to the Property. Manager shall obtain and keep in force, at Owner's expense, such fire, comprehensive, liability and other insurance policies as are generally carried with respect to similar facilities in amounts sufficient to protect and maintain the Property and Owner's interest therein in a form, manner and amount, and with companies satisfactory to Owner. Owner and Manager shall be named as insured parties in all liability insurance policies relating to the Property.





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                 8.       Accounting.  Manager shall keep a detailed and
complete set of books and records of all the income and disbursements of the Property in accordance with good accounting practice; and Manager shall, on a monthly basis, render to Owner each of the following:

                          (a)      A report on all vacancies;

                          (b)     A schedule showing all income received and
disbursements made during the preceding month, together with the balance on hand, if any, at the end of said month; and

                          (c)     A schedule describing the monthly and annual
budget for the Property, together with the amount expended in each category in the preceding month and for the year to date.

                 9. Books and Records. Manager shall keep adequate books and records in connection with all matters arising under the terms of this Agreement. During regular business hours, Manager shall allow Owner or any of its duly authorized representatives access to Manager's records and correspondence pertaining to any transaction arising out of this Agreement. At the close of each fiscal year of Owner, Manager shall allow the books and records which are the subject of this paragraph to be examined and audited by a certified public accountant selected by Owner. In the event of the termination of this Agreement, Manager shall turn over to Owner all records and correspondence as may be reasonably necessary to assist Owner to carry to completion any lease or other transaction and all contracts, records and documents directly pertaining to the Property.





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                 10.      Compensation.  Owner shall pay to Manager as
compensation for its services under this Agreement a sum equivalent to 5% of the aggregate gross receipts from the operation of the Property excluding all receipts from utilities or from taxes of any kind or type (provided that this compensation is no less favorable to Owner than that which it would have to pay for comparable services which could reasonably be made available to it by non-affiliated parties) and, if thereafter that compensation is less than the compensation which would then have to be paid by Owner to non-affiliated parties performing comparable services, the Operating General Partner of Owner shall have the option under this Agreement (exercisable by three days written notice thereof to Manager) to raise the compensation to be paid to Manager hereunder to a level not in excess of that which would be payable by Owner for such comparable services. No increase in Manager's compensation under this provision shall exceed one percent of the annual gross receipts of the Property in any year. The foregoing compensation shall be payable at the beginning of each monthly accounting period and shall be calculated on the basis of the budgeted gross receipts (as determined by Owner) from the operation of the Property during that period. The total amount of compensation earned by Manager hereunder shall, as soon as possible after the end of each calendar year during the term of this Agreement, be calculated on the basis of the actual gross receipts from the operation of the Property during that year, and any additional compensation that is due to Manager (because the actual gross receipts exceeded the





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budgeted gross receipts) shall be paid to it by Owner at that time.
Conversely, if Manager collected more compensation than it was entitled to receive during any such year (because the actual gross receipts were less than the budgeted gross receipts), Manager shall return the excess compensation to Owner (without interest thereon). Compensation received by Manager hereunder in any given calendar year shall be returned by Manager to Owner to the extent the limited partners of Owner have not received the Priority Return described in Section 10.1(a), as adjusted by the requirements of Section 12.3.1(a), of the Second Amended and Restated Certificate and Agreement of Limited Partnership of Owner (the "Certificate and Agreement") at the end of such year, provided, however, that, except to the extent of any reduction of the fee payable to Manager in accordance with the immediately preceding clause of this sentence, Manager shall not be obligated to provide its own funds to pay any return to Owner's limited partners described in Section 10.1(a) or 12.3.1(a) of the Certificate and Agreement, and in no event will the amount payable to Manager hereunder be reduced below zero.

                 11. Indemnification. Owner shall indemnify, defend and hold Manager harmless from any damages, costs, expenses or obligations incurred by Manager as a result of any actions or omissions of Manager within the scope of its authority as provided in this Agreement, or as a result of any other actions or obligations as Owner may specifically authorize Manager to perform, provided performance of such acts by Manager does not constitute fraud, bad faith or negligence.





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                 12.      Miscellaneous.  To the extent possible, each
provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. However, if any provision hereof shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, and shall in no way affect the validity of the remainder of such provision, or of any of the remaining provisions of this Agreement.

                 This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

                 This Agreement and the rights of Owner and Manager hereunder shall not be assignable by either of them. Manager may, however, subcontract the performance of its duties under this Agreement to one or more subsidiaries or affiliates of Manager or to one or more affiliated companies or unaffiliated companies suitable to Owner, but it shall remain responsible for such performance. The right of Manager to receive compensation may be assigned, pledged or hypothecated at any time without Owner's consent.

                 This Agreement, and a notice regarding payment of deferred management fees, contain the entire agreement of Owner and Manager with respect to the subject matter hereof and may not be changed except by an instrument executed by both of them.

                         (signatures on following page)





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         IN WITNESS WHEREOF, the parties hereto have executed this
Management Agreement as of the date first above written.





                          OWNER:           DE ANZA PROPERTIES - X
                                           a California limited partnership
                                           By De Anza Corporation,
                                              Operating General Partner





                                           By: /s/Herbert M. Gelfand
                                               ----------------------------
                                                   Herbert M. Gelfand
                                                   Chairman of the Board




                          MANAGER:         TERRA VISTA MANAGEMENT, INC.
                                           a California corporation





                                           By: /s/ Michael D. Gelfand
                                               ----------------------------
                                                   Michael D. Gelfand
                                                   President





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